OPINION OF MICHAEL S. KROME
Exhibit 5.1


                             MICHAEL S. KROME, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York  11755
                                 (631) 737-8381


                                                                  March 12, 2002


Board  of  Directors
Pick-Ups  Plus,  Inc.
5181  Natorp  Boulevard
Suite  530
Mason,  Ohio  54040

Dear  Sirs:

     You have requested an opinion with respect to certain matters in connection with the filing by Pick-Ups Plus, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 3,400,000 shares, par value $0.001 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

     The shares to be covered by the Form S-8 are issued pursuant to a Consulting Agreement between the Company and Professional Management and
Consulting Services Group, Inc., dated March 14 19, 2002. Pursuant to said agreement, that shares are to be issued to specific individuals in exchange for certain services to be performed by Professional Management and Consulting Services Group, Inc., to the Company, and issued as follows:

     1. 1,600,000 shares for Merrit Jesson, to be issued in the name of his wife, Jeri P. Jesson;

     2.   700,000  shares  in  the  name  of  Donald  Quarterman;  and

     3. 700,000 shares for James Booker to be issued in the name of his wife, Ruth Joann Booker.

     In addition, the following shares are being issued as payment for compensation to the following individuals for services rendered to the Company.

     1.   400,000  shares  in  the  name  of  Bob  White.

     In connection with this opinion, we have examined and relied upon the Company's Certificate of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

     We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        Michael S. Krome